Exhibit 10.22

SECOND AMENDMENT TO JOINT DEVELOPMENT AGREEMENT

THIS SECOND AMENDMENT TO JOINT DEVELOPMENT AGREEMENT (“Amendment”) effective as of March 1, 2012 (the “Amendment Date”), is entered into by and among PetroQuest Energy, L.L.C., a Louisiana limited liability company whose address is 400 East Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508 (“PetroQuest”), WSGP Gas Producing, LLC, a Delaware limited liability company whose address is 1000 Louisiana, Suite 5550, Houston, Texas 77002 (“WSGP”) and NextEra Energy Gas Producing, LLC, a Delaware limited liability company, whose address is 1000 Louisiana, Suite 5550, Houston, Texas 77002 (“NEGP”). PetroQuest, WSGP and NEGP are referred to herein collectively as a the “Parties” and each individually as a “Party”).

RECITALS:

A. The Parties entered into that certain Joint Development Agreement on May 17, 2010, as amended (jointly, the “Agreement), with respect to the purchase and sale of certain oil and gas leasehold interests and the joint participation in, and development of, certain oil and gas properties, all as more particularly described in the Agreement.

B. The Parties desire to further modify and amend the Agreement as follows, but in particular (i) to memorialize the Parties’ decision to jointly pursue Phase 2 effective as of the Amendment Date to run concurrently with Phase I, and (ii) to set forth their agreement that the Carried Amount under the Agreement may be utilized and applied to certain wells drilled under the ML Agreement (as hereinafter defined) between the Parties and certain wells drilled pursuant to the Territory Agreement (as hereinafter defined); in each case, subject to the specific terms and provisions of this Amendment.

AGREEMENTS:

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties agree as follows:

1. All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

2. The Agreement is hereby modified by replacing the term “6-Month Tranche” in all instances with the term “12-Month Tranche” including, without limitation, such references in Sections 1.1.2,4.3.2,4.3.3,4.5.7 and 4.5.8 of the Agreement.

3. The following additional Defined Terms are appended to Article I of the Agreement:

1.1.102 “Completed Well Costs” shall mean the combined working interest shares of PetroQuest and WSGP of the costs of drilling, completing and equipping any Program Well, Development Well, ML Well or PUD Well, as applicable, not to exceed 115% of the original AFE amount for drilling, completing and equipping such well.

1.1.103 “ML Agreement” means that certain Purchase, Sale and Development Agreement (Mississippian Lime Undeveloped Leasehold) between PetroQuest, WSGP and NEGP dated as of February 17, 2012.

1.1.104 “ML Well” means either (i) any well defined as an Acquisition Well under the ML Agreement, or (ii) any well drilled pursuant to and on the acreage covered by the Territory Agreement.

1.1.105 “Second Amendment” means that certain amendment to the Agreement styled as such between PetroQuest, WSGP and NEGP dated effective as of January 1, 2012.

1.1.106 “Payout Amount” means, for purposes of Section 4.3.2.1 an amount equal to one hundred and twelve percent (112%) of 25% of the Completed Well Costs for any ML Well respecting which PetroQuest has elected to pursue a ML AFS.

1.1.107 “Territory Agreement” means that certain Purchase and Sale Agreement between the Parties covering the “Territory Acquisition” dated as of September 9, 2011, as amended.

1.1.108 “Woodford Well” means any well drilled pursuant to and on the acreage covered by the Agreement.

4.	Article IV of the Agreement is hereby modified as follows:

Section 4.3, WSGP’s Carry. All references in Section 4.3 of the Agreement to the ratio 1.6:1 (i.e., respecting WSGP’s Carry) are hereby changed to 1.5:1 with respect to any and ail Development Wells and Program Wells and, if contained in an agreed Drilling Program and 12-Month Tranche, ML Wells, whose Spud Dates are after March 1, 2012; provided, however, that if Phase 2 is terminated by WSGP before completion of Phase 1 and before PetroQuest has applied and benefited from the full Carried Amount, WSGP’s Carry of 1.5:1 shall revert to 1.6:1 with respect to any Program Wells and/or Development Wells thereafter drilled under the Drilling Program during Phase 1 until the earlier of (a) the completion of Phase 1, or (b) the Carried Amount has been fully applied.

Section 4.3.1, Phase 1. The Parties agree that Schedule 4.3.1. attached hereto, shall represent the Drilling Program for Phase 1 and Phase 2 for calendar year 2012 as such program may be amended by mutual agreement of the Parties (the “2012 Drilling Program”). The Parties shall agree to the Drilling Program for Phase 1, if applicable, and Phase 2 for each year subsequent to calendar year 2012 during the Quarterly Meeting during the fourth quarter of the prior calendar year. The Parties agree that their execution of this Amendment serves as satisfaction of PetroQuest’s obligation under Section 4.3.1 of the Agreement to deliver the Phase 2 Notice. Further, the Parties hereby add the following paragraph at the end of Section 4.3.1 of the Agreement:

For all PUD Wells drilled during Phase 1 in which WSGP participates and having a Spud Date after March 1, 2012, PetroQuest will have the right, but not the obligation, to cause WSGP to provide an alternative funding structure (“Phase 1 PUD AFS”) for PetroQuest’s share of Completed Well Costs, as follows:

(a) WSGP will pay one hundred percent (100%) of the Completed Well Costs attributable to WSGP’s and PetroQuest’s working interest for such PUD Well, after which point the Parties will bear all costs associated with such PUD Well in accordance with their working interests in the applicable PUD Well;

(b) Upon completion of the PUD Well, PetroQuest will permanently relinquish and assign to WSGP a gross thirty percent (30%) of its gross fifty percent (50%) interest in such PUD Well, retaining only a gross twenty percent (20%) of its gross fifty percent (50%) interest in such PUD Well, with all ownership interests being proportionately reduced;

(c) PetroQuest’s right to be paid proceeds of production from such PUD Well (i.e., as to its remaining 20% interest) will vest and be payable to PetroQuest from the date of first sales from such PUD Well; and

(d) PetroQuest’s relinquishment to WSGP of thirty percent (30%) of its interest due to its election to utilize the Phase 1 PUD AFS shall be limited to the wellbore of the applicable PUD Well only.

Section 4.3.2, Phase 2. Subject to the remaining terms and provisions of this Amendment, WSGP hereby elects to pursue Phase 2 in accordance with Section 4.3.2 of the Agreement, notwithstanding that Phase 1 has not yet been fully completed as of the date of this Amendment. The Parties acknowledge that Phase 2 shall be deemed to commence effective March 1, 2012 and that Phase 1 and Phase 2 can occur concurrently. Further, the Parties agree that there is no change to the 12-Well Minimum Content and/or Minimum Commitment under Section 4.3.2 of the Agreement, other than all references to the term “6-Month Tranche” are, as previously indicated, replaced with “12-Month Tranche”, and the sentence “Phase 2 shall be divided into six (6) month periods of time, the first of which commencing upon WSGP’s agreement to enter into Phase 2 (each such six (6) month period a “6-Month Tranche”).” shall be replaced in its entirety with the sentence “Phase 2 shall be divided into twelve (12) month periods of time, the first of which commencing upon WSGP’s agreement to enter into Phase 2 or on a date otherwise agreed by the Parties (each such twelve (12) month period a 12-Month Tranche).” The Parties agree that Schedule 4.3.1, attached hereto, shall represent the Drilling Program for Phase 1 and Phase 2 for the twelve (12) months following March 1, 2012, which such Drilling Program may include, if applicable, ML Wells. The Parties agree that (a) Woodford Wells appearing on Schedule 4.3.1 will be Phase 1 wells until the completion of Phase 1, and Woodford Wells drilled after the completion of Phase 1 will constitute Phase 2 wells, and (b) all ML Wells appearing on Schedule 4.3.1 shall constitute Phase 2 wells. The Parties shall agree to the Drilling Program for Phase 2 for each twelve (12) month period subsequent to the 2012 Drilling Program at the Quarterly Meeting held during the fourth quarter of the calendar year prior to the calendar year containing the date of commencement of the applicable 12-Month Tranche and may include, if agreed to by the Parties, ML Wells. Finally, the Parties hereby add to the Agreement the following Section 4.3.2.1:

4.3.2.1 Miss Lime Development: AFS. While the Parties acknowledge that the proposal by PetroQuest of ML Wells shall be generally controlled by the terms and provisions of their applicable agreements, with respect to the total Carried Amount applicable to Phase 2 under the Agreement (i.e., $92,600,000) (the “Phase 2 Drilling Carry”), a portion of such Phase 2 Drilling Carry equivalent to $7,500.000 per 12-Month Tranche (the “Phase 2 ML Available Drilling Carry”) shall be available to PetroQuest to apply to any such ML Wells drilled during each such 12-Month Tranche of Phase 2, to the extent such ML Wells are included in an agreed Drilling Program and an agreed 12-Month Tranche; subject, however, to the following:

(a) Application of the Phase 2 ML Available Drilling Carry will be in addition to, not in substitution for, the separate $5,000,000 “Drilling Carry” prescribed under the ML Agreement (the “ML Drilling Carry”), but shall be applied in the same manner as the ML Drilling Carry is applied under the ML Agreement, subject to the express provisions of this Amendment;

(b) For any ML Well respecting which PetroQuest wishes to utilize either the Phase 2 ML Available Drilling Carry or the separate ML Drilling Carry, PetroQuest will provide WSGP written notice indicating which “carry bucket” applies to the original AFE for the applicable ML Well. The priority of “carry bucket” application shall first be the ML Drilling Carry followed by utilization of the Phase 2 ML Available Drilling Carry. In the event the ML Drilling Carry is depleted to zero and is therefore insufficient to fund the amount applicable to the prescribed drilling carry attributable to PetroQuest’s interest in an ML Well, then, with respect to such well, PetroQuest may apply an amount from the Phase 2 ML Available Drilling Carry sufficient to make up the difference, but only to the extent of PetroQuest’s prescribed drilling carry;

(c) The Phase 2 ML Available Drilling Carry will, as indicated in Section 4.3 above, be subject to the 1.5:1 rather than the 1.6:1 ratio for any ML Well for which the Phase 2 ML Available Drilling Carry is otherwise available;

(d) Notwithstanding anything to the contrary, if the amount applicable to PetroQuest’s prescribed drilling carry attributable to the mutually agreed upon 2012 Drilling Program requires an expenditure for ML Wells above the amount of $7,500,000 (as attributed to the “Phase 2 ML Available Drilling Carry” set forth above), then the Phase 2 ML

Available Drilling Carry shall be increased to cover such increased amount, but only to the extent attributable to the mutually agreed upon 2012 Drilling Program; provided that, for the avoidance of doubt, in the event of such an increase, the Phase 2 Drilling Carry shall be reduced in the amount of such increase.

(e) For the avoidance of doubt, (i) any payment by WSGP of the Phase 2 ML Available Drilling Carry will be credited to WSGP as a payment of the Carried Amount under the Agreement; (ii) any ML Well that is drilled by the Parties shall not be deemed to be subject to the Agreement, whether as a Program Well or otherwise (notwithstanding the fact that an ML Well may be included in the Drilling Program), except as expressly set forth in the Second Amendment, (iii) no part of the Agreement or this Amendment, including the Phase 2 ML Available Drilling Carry, shall be deemed to be a burden on any ML Wells or any lands subject to the ML Agreement and/or the Territory Agreement, (iv) any contract entered into by PetroQuest for the purposes of developing ML Wells shall be subject to Vendor Penalties, (v) no ML Well shall be subject to the Administrative Fee, and (vi) after the expiration of the applicable agreed Drilling Program and/or agreed 12-Month Tranche, any unused portion of the agreed Phase 2 ML Available Drilling Carry shall cease to be available for use with respect to ML Wells;

(f) The Parties may increase the amount of the Phase 2 ML Available Drilling Carry upon mutual written agreement of all of the Parties; and

(g) PetroQuest shall have the option, but not the obligation, of causing WSGP to provide an alternative funding structure for any ML Well in which PetroQuest properly elects to apply the Phase 2 ML Available Drilling Carry (the “ML AFS”), in which case the following shall apply:

(i) WSGP will pay one hundred percent (100%) of the Completed Well Costs for such ML Well, after which point the Parties will bear all costs associated with such ML Well in accordance with their respective working interests in the applicable ML Well;

(ii) WSGP will receive all proceeds of production attributable to the joint interests of the Parties in such ML Well, as applicable, until WSGP has received proceeds of production from PetroQuest’s proportionate fifty percent (50%) share equal to fifty percent (50%) of the Payout Amount, at which time PetroQuest will back in for its original fifty percent (50%) share, with all ownership interests being proportionately reduced; and

(iii) The 25% share of PetroQuest’s Completed Well Costs not considered part of the Payout Amount applicable to such ML Well (i.e, being that portion not being recouped by WSGP under clause (ii) above) will be applied, dollar-for-dollar, against the Phase 2 ML Available Drilling Carry.

PetroQuest must submit its election to use the ML AFS to WSGP in the original AFE for the applicable ML Well. All funding elections made by PetroQuest under this Section 4.3.2.1 must be made in accordance with the time periods prescribed for AFE elections under Section 4.4 of the Agreement. Finally, should the Parties discontinue the drilling of ML Wells (whether such discontinuance is due to technical obstacles, geologic reasons or otherwise), the Parties’ commitment to drill PUD Wells, Program Wells and/or Development Wells (i.e., Woodford Weils), if any, under the Agreement will remain unaltered.

5.	Article V of the Agreement, Assignments to WSGP, is hereby amended by adding the following provisions:

5.3 Phase 2 Assignments. No later than sixty (60) Business Days following the execution of the Second Amendment, PetroQuest shall (subject to its contingent right of reassignment under Section 5.4 below) prepare, execute and deliver to WSGP an assignment, in the form attached as Exhibit “F” (the “Phase 2 Assignment”), of an undivided 50% of PetroQuest’s right, title and interest in and to the Remaining Assets; the intent being that WSGP will receive an Assignment of all Transaction Assets with respect to which WSGP has not previously received a PUD Assignment or Program Well Assignment under the Agreement. PetroQuest hereby reaffirms, as of the date of the Second Amendment, with respect to the acreage subject to the Phase 2 Assignment, all of the representations and warranties made with respect to the Transaction Assets in Section 6.1 of the Agreement.

5.4 Contingent Duty to Reassign. Should WSGP exercise its election rights with respect to Phase 2 in such a manner that Phase 2 terminates before PetroQuest has received the full benefit of the Phase 2 Drilling Carry, WSGP shall, no later than sixty (60) days following the termination or expiration of Phase 2, prepare, execute and deliver to PetroQuest an assignment, in the form attached as Exhibit “F”. of the applicable Reassigned Percentage on such date of WSGP’s right, title and interest in and to the Remaining Assets received by WSGP under the Phase 2 Assignment that would not have otherwise been required to be assigned to WSGP under the Agreement, but for the Phase 2 Assignment, as of such date, whether as PUD Assignments, Program Well Assignments or otherwise (such portion of the Remaining Assets assigned in the Phase 2 Assignment, the “Unearned Acreage”). The Reassigned Percentage shall be calculated as follows:

	September 30,	September 30,
Applicable Percentage	X	Assigned Percentage = Reassigned Percentage

where:

Applicable Percentage	=	The unexpended amount of Phase 2 Drilling Carry divided by the Phase 2 Drilling Carry

Assigned Percentage	=	undivided percentage working interest (out of 100%) in the applicable tract of Unearned Acreage that was assigned in the Phase 2 Assignment

Reassigned Percentage	=	WSGP’s undivided percentage interest in the tract of Unearned Acreage to be reassigned

For example, if the Phase 2 Assignment to WSGP covered an undivided 50% working interest in an applicable tract of Unearned Acreage and if Phase 2 effectively terminates with only $62,000,000 of the Phase 2 Drilling Carry having been expended, WSGP would reassign to PetroQuest under this Section 5.4 an undivided 33% of the interest it received under the Phase 2 Assignment in the tract of Unearned Acreage, or an undivided 16.5% working interest in such Unearned Acreage (i.e., $30.6mm/$92.6mm x 50%).

6. The right to the Phase 1 PUD AFS, the ML AFS and the use of the Phase 2 ML Available Drilling Carry on ML Wells is unique to PetroQuest and may not be transferred in any manner without the express prior written consent of WSGP.

7. Except as expressly amended hereby, the Agreement and all rights and obligations created thereby or thereunder are in all respects ratified and confirmed and remain in full force and effect. Where any section, subsection or clause of the Agreement is modified or deleted by this Amendment, any unaltered provision of such section, subsection or clause of the Amendment shall remain in full force and effect. However, where any provision of this Amendment conflicts or is inconsistent with the Agreement, the provision of this Amendment shall control.

8. Sections 18.1,18.4,18.5,18.6,18.7,18.8,18.9,18.10,18.11,18.12,18.13,18.15, 18.16,18.18,18.19 and 18.22 of the Agreement are hereby incorporated by reference as if set out in full herein and shall apply to this Amendment. Each Party represents to the other Party that the execution, delivery and performance of this Amendment have been duly authorized, and this Amendment has been duly executed and delivered by the signatory so authorized, and the obligations contained herein constitute the valid and binding obligations of such Party.

[Signature Page Follows]

The undersigned have caused this Amendment to be executed effective as of the date first set forth above.

PETROQUEST:

PetroQuest Energy, L.L.C.

By:	/s/ Mark K. Stover
Mark K. Stover, Executive Vice
President—Exploration & Development

WSGP:

WSGP Gas Producing, LLC

By:	/s/ Lawrence A. Wall
Lawrence A. Wall, Jr., President

NEGP:

NextEra Energy Gas Producing, LLC

By:	/s/ Lawrence A. Wall
Lawrence A. Wall, Jr., President

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